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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
---------------------



March 30, 2001


Contacts:
          Mario S. Levis                Richard F. Bonini
          Executive                     Senior Executive
          Vice-President & Treasurer    Vice-President & CFO
          Tel: (787) 749-7108           Tel: (212) 329-3729


          DORAL FINANCIAL CORPORATION ANNOUNCES CLOSING OF ISSUANCE OF
                  $100 MILLION OF 7.65% SENIOR NOTES DUE 2016

         San Juan, Puerto Rico, March 30, 2001, Doral Financial Corporation (NASDAQ:DORL) announced today the closing on March 30, 2001 of the issuance and sale of $100 million of its 7.65% Senior Notes due March 26, 2016.

         The Notes were sold at a price of 97.83% of the principal amount thereof, resulting in proceeds to Doral Financial, after selling commissions but before expenses, of $97,705,000. The all-in cost to Doral Financial after selling commissions and expenses is approximately 7.91%.

         The notes were sold as part of a structured transaction in which the Puerto Rico Conservation Trust Fund, a Puerto Rico charitable trust fund, purchased the entire issue of notes to back a tax exempt offering being made by the Trust in the local Puerto Rico market. Mario S. Levis, Executive Vice-President and Treasurer of Doral Financial Corporation, commented that the transaction allowed Doral Financial to obtain 15 year funding, a longer term than what would generally be available to the Company in the U.S. debt markets.